EXHIBIT 99.1

IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

UBIQUITEL INC. and UBIQUITEL	:
OPERATING COMPANY,	:
:
:
:
Plaintiffs,	:
:
v.	:	C.A. No.
:
SPRINT CORPORATION, SPRINT	:
SPECTRUM L.P., WIRELESSCO, L.P.,	:
SPRINT COMMUNICATIONS	:
COMPANY L.P., SPRINT TELEPHONY	:
PCS, L.P., SPRINT PCS LICENSE, L.L.C.,	:
and NEXTEL COMMUNICATIONS, INC.	:
:
Defendants.	:

COMPLAINT

For their Complaint against Defendants Sprint Corporation (“Sprint”), Sprint Spectrum L.P., WirelessCo, L.P., Sprint Communications Company L.P., Sprint Telephony PCS, L.P., Sprint PCS License, L.L.C., and Nextel Communications, Inc., Plaintiffs UbiquiTel Inc. and UbiquiTel Operating Company (collectively, “UbiquiTel”), state as follows:

1.             This action concerns an impending breach of contract that would devastate UbiquiTel’s business.  At Sprint’s direction, for nearly seven years, UbiquiTel has invested hundreds of millions of dollars constructing the infrastructure to expand Sprint’s wireless communications network into new territories, and has financed, owned, operated and managed the network for Sprint in those areas.  UbiquiTel agreed to make these colossal investments and to serve as an “Affiliate” for Sprint’s wireless network based on Sprint’s express agreement not to compete against UbiquiTel in those areas.  In particular, Sprint promised in the principal contract governing its relationship with UbiquiTel that UbiquiTel would be the “only person or entity that is a manager or operator for Sprint PCS” and that Sprint would not “own, operate, build or manage” another wireless communications mobility network in UbiquiTel’s exclusive areas.

2.             Sprint now plans to merge with one of UbiquiTel’s most significant competitors, Nextel Communications, Inc. (“Nextel”).  Sprint and Nextel intend for the post-merger entity, which will be named Sprint Nextel, to compete directly against UbiquiTel in the vast majority of the territories in which Sprint promised not to compete.

THE PARTIES

3.             Plaintiffs UbiquiTel Inc. and UbiquiTel Operating Company are Delaware corporations with their principal executive offices in Conshohocken, Pennsylvania.  UbiquiTel Operating Company is the operating company for UbiquiTel Inc.

4.             Defendant Sprint Corporation is a Kansas corporation with its principal executive offices located in Overland Park, Kansas.  Sprint Corporation is a communications company that, through its subsidiaries and affiliated entities, offers a broad range of communications products, including wireless personal communications services (“PCS”) and related telephony products and services throughout the United States.

5.             Defendants Sprint Spectrum L.P. (“Sprint Spectrum”), WirelessCo, L.P. (“WirelessCo”), Sprint Communications Company L.P. (“Sprint Communications”), and Sprint Telephony PCS, L.P. (“Sprint Telephony”) are Delaware partnerships with their principal executive offices in Overland Park, Kansas.  Each is a directly or indirectly owned subsidiary of Sprint Corporation.

6.             Defendant Sprint PCS License, L.L.C. (“Sprint License”) is a Delaware limited liability company with its principal executive offices in Overland Park, Kansas, and is an indirectly owned subsidiary of Sprint Corporation.

7.             Sprint Corporation, through Sprint Spectrum, Sprint Communications, WirelessCo, Sprint PCS License, and Sprint Telephony (collectively, “Sprint PCS”), holds and controls, directly and indirectly, certain PCS licenses to provide integrated voice and data services using wireless technology in a nationwide network (“PCS Network”), including the licenses for the portion of the network financed, owned, constructed, operated, and managed by UbiquiTel.

8.             Since October 1998, UbiquiTel has been a Sprint PCS “Affiliate,” responsible for financing, owning, designing, constructing, operating, managing, maintaining, and upgrading the Sprint PCS Network in certain markets in the western and midwestern United States.  These responsibilities also include advertising for Sprint PCS, promoting the Sprint brand, and cultivating goodwill and customer loyalty to Sprint in those areas.

9.             Pursuant to its contract with Sprint, UbiquiTel is the exclusive manager and operator of Sprint’s PCS Network in those markets.

10.           Nextel Communications, Inc., a Delaware corporation with its principal executive offices in Reston, Virginia, is a nationwide provider of communications products and services with its own nationwide wireless network.  Nextel and its affiliates compete directly against Sprint, UbiquiTel, and Sprint’s other Affiliates.

FACTUAL ALLEGATIONS

11.           In the 1990s, Sprint obtained various personal communications service licenses (“PCS Licenses”) from the Federal Communications Commission for the purpose of establishing a nationwide network offering seamless, integrated voice and data services.  These licenses authorized Sprint PCS to use certain bands or blocks of frequencies to transmit voice and data throughout the United States.

12.           The FCC conditioned its grant of the PCS Licenses on, among other things, Sprint constructing a minimum percentage of its nationwide wireless services network within five years.

13.           As part of its business strategy for satisfying this requirement, Sprint divided its nationwide PCS Network geographically into “Service Areas.”  Sprint elected to finance, construct and maintain the network itself in Service Areas in and around the country’s more populous metropolitan areas.

14.           For Service Areas with less population density, Sprint contracted with independently owned and operated third parties, which Sprint refers to as “Affiliates.”  The Affiliates were and are responsible for financing, constructing, operating, managing, maintaining, and upgrading the PCS Network in those smaller markets.

15.           This strategy has served two essential purposes for Sprint:  First, it has allowed Sprint to satisfy its commitment to the FCC for building out Sprint’s national network at a time that Sprint lacked the capital and resources to satisfy its commitment on its own.  Second, it has allowed Sprint to transfer substantial financial and business risk to the Affiliates by having them assume the risk of investing and operating in lower density regions, where returns were less promising.  Sprint’s Affiliates, including UbiquiTel, accepted this challenge.

16.           In exchange for the Affiliates’ agreement to bear the significant business and financial risk of investing and operating in the less populous regions, Sprint promised not to compete with them in their assigned Service Areas and delegated to them the exclusive right to provide personal communications services under the “Sprint” and “Sprint PCS” brand names in their respective areas.

(a)           The Management Agreement

17.           In October 1998, UbiquiTel L.L.C. (UbiquiTel’s predecessor in interest) entered into a PCS Management Agreement with Sprint Spectrum, Sprint Communications, and WirelessCo to become a Sprint PCS Affiliate for two Service Areas in the western United States.  Reflecting the size and scope of the investment required from UbiquiTel and the permanence of the anticipated relationship, the Management Agreement had a 50-year term, including renewals.  (A true and correct copy of the October 1998 Management Agreement is attached as Exhibit A hereto.)

18.           Before UbiquiTel became a Sprint PCS Affiliate, it had no active business.  Indeed, UbiquiTel was created for the express purpose of partnering with Sprint and expanding Sprint’s nationwide PCS network.  At all times since its formation, UbiquiTel’s business activities have been exclusively focused on its obligations to Sprint.

19.           Indeed, in virtually every aspect of its business, UbiquiTel has been tethered to Sprint.  For example:

•      In offering Sprint PCS products and services, UbiquiTel must comply with Sprint’s detailed technical program requirements (Management Agmt. §§ 7.1 & 7.2, Ex. A hereto);

•      In offering Sprint PCS products and services, UbiquiTel must comply with Sprint’s detailed customer program requirements (id. § 8.1);

•      UbiquiTel must purchase subscriber and infrastructure equipment from a Sprint-approved list of products (id. § 1.3);

•      Sprint must review in advance any advertising or promotional campaign by UbiquiTel for Sprint PCS products and services (id. § 6.3);

•      UbiquiTel must offer all Sprint PCS pricing plans, whether regional or national, and before offering any other pricing plans, UbiquiTel must provide Sprint with advance notice and an opportunity to object (id. § 4.4); and

•      UbiquiTel must provide Sprint with the opportunity to review and object to any UbiquiTel registration statement or prospectus referencing Sprint before filing (id. § 1.7).

20.           The Management Agreement initially required UbiquiTel to make a capital and technological investment in expanding the Sprint PCS Network to two Service Areas.  Over the past seven years, at Sprint’s request and direction, UbiquiTel has expanded the Sprint PCS Network to a total of 38 Service Areas with nearly 11 million residents, at a cost of hundreds of millions of dollars, induced by the promise of territorial exclusivity.

21.           The October 1998 Management Agreement has been amended ten times, most recently in December 2004, to reflect Sprint’s repeated requests that UbiquiTel expand into new Service Areas, formalize other aspects of the Sprint-UbiquiTel relationship, and bind additional Sprint corporate entities — Sprint License and Sprint Telephony — to the contract.  (A true and correct copy of Addendums I through VII, dated various dates from 10/15/98 through 7/31/03, and Addendum X, dated 12/8/04, collectively incorporating all changes to the Management Agreement through the present, are attached as Exhibit B (Addendums I-VII) and Exhibit C (Addendum X), hereto.)

22.           UbiquiTel has performed its obligations under the Management Agreement, including financing, constructing, operating, maintaining, managing, and upgrading a wireless services network in its designated Service Areas.  In satisfying its commitments to Sprint, UbiquiTel has advanced Sprint’s regional interest in promoting the Sprint and Sprint PCS brands, enrolling as many customers as possible, and generally expanding coverage of Sprint’s seamless nationwide Sprint PCS Network.

23.           In particular, UbiquiTel has constructed in its Service Areas a network consisting of approximately 950 radio communication sites and five switching centers, costing in total approximately $400 million, that is fully integrated with Sprint’s national wireless network.  In its Service Areas, UbiquiTel has also operated retail stores where customers purchase Sprint PCS products and service.  Additionally, UbiquiTel has cultivated a network of third-party distributors who also sell Sprint PCS products and services at UbiquiTel’s direction.  And UbiquiTel has advertised extensively and conducted promotional activities to benefit the Sprint and Sprint PCS brands and the Sprint PCS Network in its Service Areas.

24.           UbiquiTel currently has responsibility for the Sprint PCS Network in Service Areas in nine states, including portions of California, Nevada, Washington, Idaho, Wyoming, Utah, Indiana, Kentucky, and Tennessee, serving over 413,000 customers and operating 44 PCS retail outlets, in addition to managing a network of more than 160 third-party retail distributors.  Based on the infrastructure it has put in place, UbiquiTel anticipates substantial growth in its customer base.

25.           In short, over the past seven years, Sprint has received the benefit of its bargain it sought from UbiquiTel — expansion of the Sprint PCS network and brands into remote areas, where returns on the required massive capital investments were most uncertain.

26.           Further benefiting Sprint, nearly all of UbiquiTel’s subscriber revenues are transmitted directly to Sprint, which then keeps approximately eight percent for itself before remitting the balance to UbiquiTel.  Over the past seven years, Sprint has retained more than $60 million in UbiquiTel subscriber revenues under this arrangement, as compensation for, among other things, Sprint providing its licenses and brand on an exclusive basis and its promise not to compete in the Service Areas.

27.           In the Management Agreement, Sprint promised not to compete against UbiquiTel in UbiquiTel’s Service Areas.  Indeed, the Management Agreement grants UbiquiTel exclusive rights (with limited exceptions) to manage and operate the Sprint PCS Network in those areas:

Exclusivity of Service Area.  Manager will be the only person or entity that is a manager or operator for Sprint PCS with respect to the Service Area and neither Sprint PCS nor any of its Related Parties will own, operate, build or manage another Wireless Mobility Communications Network in the Service Area so long as this agreement remains in full force and effect and there is no Event of Termination that has occurred giving Sprint PCS the right to terminate this agreement….

(Management Agmt. § 2.3, Ex. A hereto; 12/8/04 Addendum X, § 8, Ex. C hereto (emphasis added))

28.           The Management Agreement provides three limited exceptions to the exclusivity restriction, none of which applies here:

•      First, Sprint may cause Sprint PCS products and services to be sold in UbiquiTel’s Service Areas to (a) Sprint’s national business accounts, which are national companies for which nationwide contracts are negotiated at the corporate headquarters, or (b) Sprint’s national or regional distribution accounts, which are large distributors, such as Radio Shack or Best Buy, whose contracts are centrally negotiated (Management Agmt. § 2.3(a), Ex. A hereto), provided that UbiquiTel receives certain compensation specified by the Management Agreement for these arrangements.

•      Second, Sprint may cause Sprint PCS products and services to be sold in UbiquiTel’s Service Areas by entering into agreements with companies, such as Virgin Mobile USA, LLC and Qwest Communications, to resell wireless services to their subscribers nationwide on a retail basis under their own brand using the Sprint nationwide PCS Network (id. § 2.3(b)), provided that UbiquiTel receives certain compensation specified by the Management Agreement for these arrangements.

•      The third exception applies only in areas in which Sprint owned an incumbent local exchange carrier as of October 1998.  (Id. § 2.3(c))  None of UbiquiTel’s Service Areas satisfies this condition.

29.           There is no exception to Section 2.3’s exclusivity provision for the conduct in which defendants now engage:  merging with a competitor of UbiquiTel’s with the intent of competing against UbiquiTel in its exclusive Service Areas.

30.           The Management Agreement’s exclusivity provision is binding not only on the “Sprint PCS” entities — Sprint Spectrum, Sprint Communications, WirelessCo, Sprint PCS

License, and Sprint Telephony — but also on Sprint Corporation.  In particular, the Management Agreement’s exclusivity provision expressly bars Sprint PCS and “any of its Related Parties” from competing in UbiquiTel’s Service Areas, and the contract defines “Related Party” as including a contracting party’s parent corporation:

“Related Party” means, with respect to any Person [defined as including any “business association or business entity”], any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Person.... For purposes of this definition, the term “controls” (including its correlative meanings “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(Management Agmt. at pp.5-6 of Schedule of Definitions, Ex. A hereto)

31.           Under this definition, Sprint Corporation is a Related Party of Sprint PCS, and, accordingly, is bound by the Management Agreement’s exclusivity provisions.

32.           The Management Agreement also requires the parties to conduct themselves ethically: “Each party must perform its obligations under this agreement in a diligent, legal, ethical, and professional manner.”  In short, a party’s failure to perform the Management Agreement diligently or ethically itself constitutes a breach of the contract.

33.           Between 1998 and the present, when UbiquiTel agreed to and did finance, construct, operate, maintain, upgrade, and manage 38 new Service Areas for the Sprint PCS Network, and promoted the Sprint brand in those areas, at a cost of more than half a billion dollars, it did so in reliance on Sprint’s promise that UbiquiTel would have exclusive rights to the Sprint PCS Network, products, and services in the Service Areas under Section 2.3 of the Management Agreement.

34.           UbiquiTel has been a publicly traded company since 2000, and its equity and debt investors have likewise assessed its value in reliance on Sprint’s promise of territorial exclusivity.  Indeed, Sprint reviews UbiquiTel’s earnings and news releases before they are issued to the investing public.  Those releases have asserted, without objection from Sprint, that “UbiquiTel is the exclusive provider of Sprint digital wireless mobility communications network products and services under the Sprint brand name to midsize markets in the Western and Midwestern United States….” (emphasis added)

(b)           UbiquiTel’s Confidential Information

35.           Under the Management Agreement, Sprint and Sprint PCS receive on an ongoing basis competitively sensitive and highly confidential information concerning nearly every aspect of UbiquiTel’s operations.  This information concerns not only the past and present results of UbiquiTel’s business, but also UbiquiTel’s business plans for the future.

36.           The confidential information that Sprint and Sprint PCS receive ranges from exhaustive customer, pricing, billing, product-development, marketing, rate-plan, network-operations, technical-performance, and cost data and information; build-out and other business plans; and details concerning each and every one of UbiquiTel’s individual customers.   For example, the Management Agreement itself mandates that Sprint receive access to the following confidential information concerning UbiquiTel’s business:

•      UbiquiTel must work with Sprint to generate forecasts of “important business metrics.”  (12/8/04 Addendum X, § 1.6, Ex. C hereto)

•      Sprint may “enter upon the premises of any office or facility operated by or for Manager [UbiquiTel] at any time, with reasonable advance notice to Manager if possible, to inspect, monitor and test in a reasonable manner the Service Area Network, including the facilities, equipment, books and records of Manager to ensure that Manager has complied or is in compliance with all covenants and obligations of Manager under this agreement….”  (Management Agmt. § 9.5, Ex. A hereto)

•      UbiquiTel owns the highly technical information processed through its switches, routers, and other equipment relating to Sprint PCS Products and Services.  (Management Agmt. Addendum X § 1.9.1, Ex. C hereto)  Yet,

Sprint has “access to, and may monitor, record or otherwise receive” that technical information.  (Id.)

37.           Sprint has ongoing access to UbiquiTel’s sensitive business information through various services that UbiquiTel purchases from Sprint.  For example, Sprint serves as UbiquiTel’s billing and customer-care vendor and, accordingly, has continuous and direct contact with UbiquiTel’s customers and access to all details of UbiquiTel’s current and future pricing and rate-plans.

38.           In short, Sprint and Sprint PCS have an insider’s view of these key aspects of UbiquiTel’s business.

39.           Neither Nextel nor UbiquiTel’s other competitors have access to this information. Disclosure of this information to UbiquiTel’s competitors would irreparably harm UbiquiTel.

40.           In providing Sprint and Sprint PCS with a real-time insider’s view of its business, UbiquiTel relies on the Management Agreement’s exclusivity provision that bars Sprint and Sprint PCS from competing with UbiquiTel in its service areas.

41.           UbiquiTel also relies on the Management Agreement’s confidentiality provision, which provides that each party to the Management Agreement is required until three years after termination of the contract, to “keep confidential, not disclose to others and use only for the purposes authorized in this agreement, all Confidential Information disclosed by the other party to the party in connection with this agreement….”  (Management. Agmt. § 12.2(a), Ex. A hereto)

(c)           The Sprint-Nextel Merger

42.           On December 15, 2004, Sprint announced that it intended to merge with Nextel.  Immediately following the initial announcement, Sprint held a conference call with investors, followed promptly by a call with Sprint’s Affiliates.  In that second call, Sprint’s representatives acknowledged that Sprint’s integration with Nextel following the merger would conflict with Sprint’s obligations to the Affiliates and said that Sprint would attempt to resolve those issues with its Affiliates through negotiation.

43.           Sprint and Nextel have publicly recognized that achieving their post-merger business strategies will violate Sprint’s exclusivity commitments to UbiquiTel and the other Affiliates.  Sprint and Nextel have also conceded that these breaches may be costly to resolve.  For example, in its Amended Form 10-K, Sprint disclosed:

Sprint is subject to exclusivity provisions and other restrictions under its arrangements with the Sprint PCS Affiliates. Once the proposed merger is completed, continued compliance with those restrictions may limit the ability to fully integrate the operations of Sprint and Nextel in areas managed by the Sprint PCS Affiliates, and Sprint or Sprint Nextel could incur significant costs to resolve issues related to the proposed merger under these arrangements.

(emphasis added)

44.           Likewise, in their June 10, 2005 joint proxy solicitation materials seeking approval of the merger from their shareholders, Sprint and Nextel together admitted:

Sprint supplements its own wireless network through arrangements with third party network operators, which we refer to as Sprint PCS Affiliates….  All of these arrangements restrict Sprint’s and its affiliates’ ability to own, operate, build or manage wireless communication networks or to sell Sprint’s wireless services within specified geographic areas.  Continued compliance with those restrictions may limit Sprint Nextel’s ability to achieve synergies and fully integrate the operations of Sprint and Nextel, which could have a negative impact on Sprint Nextel’s results of operations.

(emphasis added)

45.           When the merger is consummated, Nextel will merge with and into a wholly owned subsidiary of Sprint Corporation.  At that time, Nextel’s separate corporate existence will cease.  As consideration for the merger, Sprint will compensate Nextel’s shareholders with shares of Sprint stock and cash.

46.           Nextel’s subsidiaries will become wholly owned indirect subsidiaries of Sprint Corporation.  As such, Nextel’s subsidiaries will be bound to the Management Agreement as “Related Parties” of Sprint Spectrum, Sprint Communications, WirelessCo, Sprint PCS License, and Sprint Telephony — the entities that executed the Management Agreement.

47.           Nextel currently owns 32 percent of the outstanding stock in Nextel Partners, Inc. (“Nextel Partners”), which operates under the Nextel brand name and provides wireless communications services on Nextel’s networks in mid-sized and smaller markets throughout the United States, including in UbiquiTel’s Service Areas.  Because Nextel will merge with a wholly owned subsidiary of Sprint, Sprint will acquire Nextel’s current 32 percent interest in Nextel Partners.

48.           When the merger is completed, Sprint Corporation will change its name to Sprint Nextel.  This name change will have no effect on the corporate existence or the obligations of Sprint Spectrum, Sprint Communications, WirelessCo, Sprint PCS License, or Sprint Telephony under the Management Agreement.  Rather, these entities, as post-merger subsidiaries of Sprint Nextel, will continue to be bound by the Management Agreement, including the promise not to compete.  Sprint Corporation, after changing its name to Sprint Nextel, will likewise continue to be bound by the exclusivity provision.

49.           On June 23, 2005, Sprint and Nextel announced a strategy for branding Sprint Nextel’s products and services.  Sprint and Nextel have chosen the Sprint name as the “lead go-to-market brand name for the new company.”  The reason is that Sprint consistently rates as one of the most recognized communications brands in the United States — standing for which UbiquiTel and Sprint’s other Affiliates are responsible in their respective Service Areas.

50.           The logo for the new Sprint brand will blend elements of Sprint’s signature “pin drop” and Nextel’s bold yellow and black colors.  The combined company will continue to use the Nextel name only as a product brand within the Sprint service portfolio for a narrow audience of select customers.

(d)           Sprint’s Anticipatory Breaches

(i)            Using Nextel Resources To Augment The PCS Network Or To Offer PCS Goods or Services.

51.           Under Section 2.3 of the Management Agreement, UbiquiTel is the “only person or entity” that may be “a manager or operator for Sprint PCS” in UbiquiTel’s Service Areas.  This limitation provides UbiquiTel with exclusive rights to manage or operate all aspects of Sprint’s nationwide PCS Network in the Service Areas.  For example, only UbiquiTel may sell Sprint PCS products or services in the Service Areas.  The sole exceptions under the Management Agreement do not apply here.  (Management Agmt. § 2.3, Ex. A hereto)

52.           Sprint and Nextel plan to breach this exclusivity provision after consummating the merger.  In particular, they intend to use Nextel’s existing infrastructure, licenses, and network to augment Sprint’s PCS Network nationwide, including in UbiquiTel’s exclusive Service Areas.  As explained in their joint Application for Transfer of Control to the FCC, filed on February 8, 2005, Sprint and Nextel intend to use Nextel’s resources to expand “coverage and capacity” of Sprint’s existing wireless network and to “fill gaps in existing coverage areas.”  (2/8/05 Application at 6, Exhibit D hereto)

53.           Thus, the seamless national network that UbiquiTel and Sprint’s other Affiliates have financed, designed, constructed, managed, and operated in their respective Service Areas will be expanded to draw on additional resources managed and operated by persons and entities other than the Affiliates.  In short, the expanded network in UbiquiTel’s Service Areas will be managed and operated, in part, by Sprint Nextel or one of its subsidiaries as the new owner of Nextel’s operations.  Accordingly, after the merger closes, UbiquiTel will be competing in its exclusive Service Areas with Sprint Nextel to sign up new customers for exactly the same seamless nationwide Sprint Nextel network, in violation of the Management Agreement.

54.           Further, after the merger closes, Sprint and Nextel intend for Nextel retail stores to offer prospective wireless customers the option of choosing Nextel’s current voice and data network (using iDEN technology) over the current Sprint PCS network (using CDMA technology) in which UbiquiTel and Sprint’s other Affiliates participate:

Following the proposed transaction, Sprint Nextel will operate both the CDMA and iDEN networks and prospective customers who visit Sprint Nextel retailers after the merger will be able to ascertain which network and functionalities most efficiently, effectively, and economically address their needs.

(2/8/05 Application at 24-25, Exhibit D hereto (emphasis added))  Sprint Nextel’s sale of such Sprint PCS services through former Nextel retail stores in UbiquiTel’s exclusive Service Areas will violate the Management Agreement’s exclusivity provision.

55.           In communications with its Affiliates, Sprint has announced that it also intends for the former Nextel retail stores, rebranded as Sprint Nextel stores, to promptly begin selling Sprint PCS wireless telephones and related products and services.  For example, in a June 24, 2005 conference call with Affiliates, Sprint’s representative asserted that Sprint’s goal is for Sprint and Nextel to sell both companies’ products and service on “day one” after the merger is consummated.  The sale by Nextel or Sprint Nextel of Sprint PCS goods and services in UbiquiTel’s Service Areas would violate the Management Agreement’s exclusivity provision.

56.           At bottom, Sprint and Nextel’s planned use of Nextel’s infrastructure, licenses, and network to expand the Sprint PCS Network in UbiquiTel’s Service Areas and to sell products or services for that network in those areas would breach Sprint’s promise that UbiquiTel “will be the only person or entity that is a manager or operator” for that network in UbiquiTel’s Service Areas.

(ii)           Using The Sprint Brand To Sell Nextel Goods And Services

57.           Under Section 2.3 of the Management Agreement, only UbiquiTel may sell wireless goods or services under the Sprint or Sprint PCS brands.  Sprint and Nextel’s own admissions confirm this point.

58.           For example, in a January 16, 2004 letter agreement, Sprint sought and obtained UbiquiTel’s permission for Qwest Wireless LLC, one of Sprint’s resellers, to sell a Sprint data service called PCS Vision service under the Sprint and Sprint PCS brands.  In that letter agreement, Sprint wrote that “[t]he sale and use of the Brands by Qwest in selling PCS Vision service in your Service Areas will violate the exclusivity rights granted to you in Section 2.3 of the Management Agreements previously entered into between Sprint PCS and your company.”  Simply put, Sprint conceded that the use of the Sprint and Sprint PCS brands by a third party selling wireless communication services in UbiquiTel’s Service Areas violated the Management Agreement.

59.           Sprint and Nextel expressed the same view in June 2005.  Upon information and belief, on June 21, 2005, the CEO of Nextel Communications told the CEO of Nextel Partners that Sprint would not permit Nextel Partners to make the new “Sprint” brand identity of the combined Sprint Nextel available to Nextel Partners because doing so would violate Sprint’s

Management Agreements with its Affiliates.  Upon information and belief, Nextel Communications made this assertion again at meetings with representatives of Nextel Partners on June 29 and 30.

60.           Under Sprint and Nextel’s new branding strategy, at least some of Nextel’s products and services offered in UbiquiTel’s Service Areas will be rebranded using the same Sprint name and Sprint logo as UbiquiTel uses.  Notably, UbiquiTel is primarily, if not exclusively, responsible for the recognition and goodwill the Sprint brand enjoys in the Service Areas because UbiquiTel has been responsible for advertising and promoting the brand in those areas for more than five years.  Sprint Nextel’s appropriation of the brand and related goodwill in the Service Areas for use by a competing provider of wireless communication products and services will engender consumer confusion and violate UbiquiTel’s exclusive rights to those brands.

(iii)         Competing at the 1900 MHz Spectrum

61.           Wireless communication services can be offered at various frequencies licensed in the United States by the FCC.  Sprint, for example, has licenses at the 1900 MHz band to provide PCS nationwide.  Sprint, in turn, licenses these 1900 MHz band rights to UbiquiTel and Sprint’s other Affiliates.

62.           Historically, Nextel and Nextel Partners have operated heavily at the 800 MHz band.  Many of the nation’s public-safety first responders, including police and firefighters, use the 800 MHz band for critical public safety communications, such as communicating with their respective dispatchers and each other at the scene of an accident.  The FCC became concerned that public safety systems in this band were encountering increasing interference from commercial mobile radio service providers.  Thus, in 2004, the FCC decided on a plan for resolving this public safety concern:  reconfigure the 800 MHz band to minimize interference by moving together public safety frequencies that had previously been scattered across the band.

63.           The FCC’s plan required Nextel to surrender certain of its rights in the 800 MHz bands.  In return, Nextel received ten megahertz of spectrum in the 1900 MHz band (specifically at 1910-1915 MHz and 1990-1995 MHz) which the FCC valued at $4.86 billion.  The 1900 MHz band is the same at which Sprint, UbiquiTel, and Sprint’s other Affiliates operate the Sprint PCS Network.

64.           The FCC announced this plan in August 2004, months before Sprint and Nextel agreed to merge.  And Nextel informed the FCC that it was formally accepting the plan on February 7, 2005, after Nextel knew it was committed to merging with Sprint.  To obtain the new licenses to the 1900 MHz band, Nextel was also required to, and did, notify the FCC that it had secured an irrevocable letter of credit for $2.5 billion to pay for the reconfiguration of the 800 MHz band.  After the merger, Sprint Nextel will own Nextel’s multi-billion dollar licenses to 1900 MHz frequencies.

65.           Section 2.3 of the Management Agreement expressly prohibits Sprint from owning, operating, building, or managing any wireless network operating at Nextel’s new frequencies in the 1900 MHz band in UbiquiTel’s Service Areas.  In particular, under Section 2.3, Sprint cannot own, operate, build or manage “another Wireless Mobility Communications Network” in the Service Areas.  The Management Agreement then defines Wireless Mobility Communications Network as: “a radio communications system operating in the 1900 MHz spectrum range under the rules designated as Subpart E of Part 24 of the FCC’s rules,” which includes Nextel’s newly acquired 1910-1915 MHz and 1990-1995 MHz spectrum.

66.           In April 2005, Nextel filed with the FCC its definitive plans for providing wireless voice and data service at the 1900 MHz spectrum.  Under this plan, Nextel will provide that service “immediately” at the 1900 MHz spectrum in several of UbiquiTel’s exclusive Service Areas.  (Nextel’s 4/6/05  BAS Relocation Schedule to FCC at 4, Exhibit E hereto)

67.           In particular, the Service Areas in which UbiquiTel will most promptly face post-merger competition from Nextel in the 1900 MHz spectrum include those covering Chico, Eureka, Fresno, and Modesto, California, and portions of Sacramento, California and Las Vegas, Nevada.  These markets alone comprise approximately 20 percent of UbiquiTel’s subscribers and subscriber revenues.

68.           In following through with Nextel’s business plan and representations to the FCC to make use of Nextel’s multi-billion dollar licenses in the 1900 MHz spectrum, Sprint Nextel will grossly breach Section 2.3 of the Management Agreement, which prohibits Sprint and Sprint Nextel from owning, operating, building, or managing such a wireless network.

(iv)          Disclosing UbiquiTel’s Confidential Information To Persons Managing Or Operating Nextel’s Former Business.

69.           After the merger closes, Sprint Nextel will have ongoing access, as Sprint currently does, to confidential and highly sensitive information concerning UbiquiTel’s past and present operations, as well as to UbiquiTel’s business strategies and plans for the future.

70.           Under Section 12.1(a) of the Management Agreement, Sprint is obligated to “keep confidential, not disclose to others and use only for the purposes authorized in this agreement, all confidential information disclosed by the other party to the party in connection with this agreement….”

71.           Sprint Nextel’s sharing of this information with the managers of the former Nextel business, and Sprint Nextel’s use of the information itself to direct competing operations in the Service Areas, would violate Section 12.1(a) and irreparably harm UbiquiTel.

(e)           UbiquiTel’s Need For Injunctive Relief

72.           The very day that the merger was announced in December 2004, Sprint informed its Affiliates that Sprint would attempt to negotiate new agreements with them to avoid conflicting with the Affiliates’ exclusivity rights when Sprint and Nextel integrated their operations.  In the ensuing months, UbiquiTel representatives attended numerous meetings in an attempt to resolve the issue through business negotiations, but without success.  Upon information and belief, Sprint’s failure to resolve this issue is part and parcel of Sprint’s plan to close the merger and breach the Management Agreement.  Further efforts to achieve a resolution before the Sprint-Nextel merger closes would be futile.

73.           Sprint’s and Nextel’s shareholders will vote to approve the merger on July 13, 2005.  After receiving approval from their shareholders, Sprint and Nextel will need only certain regulatory approvals, which could come at any time, before proceeding to close the merger.  When the merger closes, Sprint Nextel will come into existence and will own Nextel’s operations.  Accordingly, the new Sprint Nextel entity will be in competition with UbiquiTel in UbiquiTel’s exclusive Service Areas, causing UbiquiTel an injury for which no adequate remedy is available at law.

74.           Specifically, UbiquiTel will be deprived of a unique business opportunity for which any calculation of future lost profits would be imprecise and difficult to calculate.  Moreover, UbiquiTel will be irreparably harmed by the injury to its competitive position in the marketplace, the destruction of its opportunity to market a unique product, and the injury to the goodwill it enjoys from customers as a result of its exclusive arrangement with Sprint.

75.           UbiquiTel will also be irreparably harmed by Sprint Nextel’s use of UbiquiTel’s highly sensitive and confidential internal business information to compete against UbiquiTel.  Disclosure of this information to Sprint Nextel personnel involved in either the management or operations of any competitor to UbiquiTel in the Service Areas will inflict on UbiquiTel a competitive injury that cannot be undone or adequately remedied at law.

76.           Indeed, the Management Agreement expressly recognized that a breach would cause irreparable injury, that money damages would not provide an adequate remedy, and that a non-breaching party would be entitled to injunctive relief to enforce the contract.  In particular, the Management Agreement provides:

Specific Performance.  Each party agrees with the other party that the party would be irreparably damaged if any of the provisions of this agreement were not performed in accordance with their specific terms and that monetary damages alone would not provide an adequate remedy.  Accordingly, in addition to any other remedy to which the non-breaching party may be entitled, at law or in equity, the non-breaching party will be entitled to injunctive relief to prevent breaches of this agreement and specifically to enforce the terms and provisions of this agreement.

(Management Agmt. § 17.6, Ex. A hereto)  In the ten amendments to the Management Agreement over the past seven years, the parties have never modified their position that specific performance is not only an appropriate remedy, but a necessary one.

77.           The Management Agreement further provides that no party shall be liable to another for “special, indirect, incidental, exemplary, consequential, or punitive damages, or loss of profits” arising from a breach of the agreement (except in claims for indemnification).  (Id. § 17.14)  This limitation on several forms of damages further confirms that a claim for damages could not afford UbiquiTel adequate relief.

COUNT I

(Anticipatory Breach Against All Sprint- and Sprint PCS- Affiliated Defendants)

78.           Plaintiff repeats and incorporates by reference the allegations set forth in Paragraphs 1 through 77 above.

79.           The Management Agreement is a valid, binding, and enforceable contract.

80.           UbiquiTel has fully performed its obligations under the Management Agreement, including, but not limited to, investing hundreds of millions of dollars in building a wireless infrastructure, as well as building distribution outlets and advertising and promoting Sprint products and services. UbiquiTel is prepared to continue performing its obligations.

81.           Sprint has demonstrated its definite intention to violate the exclusivity provision.  In particular, Sprint and Nextel have expressed that, following consummation of the merger, Sprint Nextel will (a) use Nextel’s resources in UbiquiTel’s Service Areas to augment Sprint’s existing PCS coverage and to sell Sprint PCS goods and services; (b) permit Nextel to use Sprint brands to sell wireless communications products and services in competing against UbiquiTel in the Service Areas; and (c) own, operate, build, and maintain other wireless mobility communications networks using frequencies in the 1900 MHz spectrum in UbiquiTel’s exclusive Service Areas.

82.           The exclusivity provision is a material term of the Management Agreement, and a breach of that provision constitutes a material breach of the contract.

83.           As the parties to the Management Agreement have agreed, if Sprint violates the exclusivity provision, or discloses UbiquiTel’s confidential business information to any individual or entity involved in operating or managing Nextel’s business in UbiquiTel’s Service Areas, then UbiquiTel will be irreparably harmed and will lack an adequate remedy at law.

84.           UbiquiTel seeks here to maintain the status quo by requiring Sprint Nextel to hold separate Nextel’s operations in the UbiquiTel Service Areas.  The irreparable harm to UbiquiTel from allowing Sprint Nextel to integrate Nextel’s and Sprint’s resources and operations in UbiquiTel’s exclusive Service Areas outweighs the hardship to Sprint and Nextel of maintaining the status quo.

COUNT II

(Declaratory Judgment Against All Sprint- and Sprint PCS- Affiliated Defendants)

85.           Plaintiff repeats and incorporates by reference the allegations set forth in Paragraphs 1 through 84 above.

86.           UbiquiTel seeks a declaration that (i) Sprint or Sprint Nextel’s use in UbiquiTel’s Service Areas of Nextel’s infrastructure, licenses, or network to manage or operate for Sprint PCS, including selling Sprint PCS goods and services, will breach Section 2.3 of the Management Agreement; (ii) Sprint or Sprint Nextel’s use of Sprint brands to sell wireless communications products and services in competition against UbiquiTel in the Service Areas will breach Section 2.3 of the Management Agreement; and (iii) Sprint or Sprint Nextel’s owning, operating, building, or managing Nextel’s 1910-1915 MHz and 1990-1995 MHz spectrum in UbiquiTel’s Service Areas will breach Section 2.3 of the Management Agreement.

87.           Defendants have a direct financial interest in contesting this claim.

88.           The conflicting interests of UbiquiTel and Defendants are real and adverse; UbiquiTel has attempted for months to resolve this dispute in numerous meetings and conversations with senior Sprint representatives, but has been unsuccessful.

89.           The issue is ripe for judicial determination.  Sprint and Nextel’s shareholders will vote to approve the merger on July 13, 2005, and the companies could receive regulatory approval and close any time after that vote.  Further, Sprint and Nextel has declared their joint intention, in UbiquiTel’s exclusive service areas (a) to use Nextel’s resources after the merger closes to augment the Sprint PCS network and to sell PCS products and services; (b) to re-brand Nextel products and services that compete against UbiquiTel using the Sprint brand; and (c) to begin operating a competing wireless network “immediately” in the 1900 MHz spectrum.  Resolving these issues now, before Sprint Nextel begins using Nextel’s resources to provide Sprint PCS coverage, goods, or services in UbiquiTel’s Service Areas and before Sprint Nextel re-brands Nextel or begins operating any network at the 1900 MHz spectrum, will potentially preempt any injury to UbiquiTel and avoid the transition costs that Sprint Nextel would incur in undertaking these actions.

90.           Accordingly, UbiquiTel seeks a declaration that the imminent conduct by Sprint, Sprint PCS, and Sprint Nextel will breach Section 2.3 of the Management Agreement.

COUNT III

(Tortious Interference With Contract Against Nextel Communications, Inc.)

91.           Plaintiff repeats and incorporates by reference the allegations set forth in Paragraphs 1 through 90 above.

92.           On information and belief, before signing the merger agreement with Sprint, Nextel knew of Sprint’s Management Agreement with UbiquiTel and of Sprint’s exclusivity commitments contained therein.

93.           UbiquiTel further states on information and belief that Nextel was aware of UbiquiTel’s exclusive rights under Section 2.3 of the Management Agreement and aware that if Sprint merged with Nextel, then Sprint, or its successor in interest, would breach that contractual obligation to UbiquiTel.   Indeed, as explained in Nextel’s and Sprint’s joint proxy solicitation materials, the merger’s anticipated value derives, in part, from the combination of Nextel and Sprint’s networks, licenses, and other resources nationwide, without regard to the contractual rights of UbiquiTel and Sprint’s other Affiliates.  In the same materials, Nextel and Sprint announced that the exclusivity rights of Sprint’s affiliates could limit Sprint Nextel’s success at achieving these synergies.

94.           Despite UbiquiTel’s contractual rights to exclusivity in its Service Areas, Nextel intentionally caused Sprint to execute the merger agreement — a significant factor giving rise to the imminent breach of the Management Agreement.

95.           Nextel lacked justification for interfering with the contractual rights of its competitor, UbiquiTel.

96.           Absent an injunction, UbiquiTel will suffer irreparable injury from Nextel’s tortious interference, for which there exists no adequate remedy at law.

97.           In the alternative, if Nextel’s tortious interference with the Management Agreement’s exclusivity rights occurs before its tortious conduct is enjoined, then in addition to injunctive relief, UbiquiTel will seek reliance, compensatory, lost profit and any other damages potentially available at law for the injury caused by that tortious conduct.

COUNT IV

(Civil Conspiracy Against All Defendants)

98.           Plaintiff repeats and incorporates by reference the allegations set forth in Paragraphs 1 through 97 above.

99.           On information and belief, Sprint, Sprint PCS, and Nextel agreed to disadvantage UbiquiTel and to deprive UbiquiTel of the exclusivity promises contained in the Management Agreement and to use UbiquiTel’s confidential business information to advantage Nextel’s current business in competing directly against UbiquiTel in the exclusive Service Areas.

100.         In furtherance of the conspiracy, Sprint and Sprint PCS are planning to breach their exclusivity obligations under the Management Agreement and Nextel is tortiously interfering with the same.

101.         Absent an injunction, UbiquiTel will suffer irreparable injury from Sprint’s, Sprint PCS’, and Nextel’s civil conspiracy, for which there exists no adequate remedy at law.

102.         In the alternative, if Sprint’s, Sprint PCS’, and Nextel’s civil conspiracy succeeds in injuring UbiquiTel before their tortious conduct is enjoined, then in addition to injunctive relief, UbiquiTel will seek reliance, compensatory, lost profit and any other damages potentially available at law for the injury caused by that tortious conduct.

WHEREFORE, Plaintiffs UbiquiTel Inc. and UbiquiTel Operating Company pray that the Court enter judgment in their favor and against Defendants Sprint Corporation, Sprint Spectrum L.P., WirelessCo, L.P., Sprint Communications Company L.P., Sprint Telephony PCS, L.P., Sprint PCS License, L.L.C., and Nextel Communications, Inc., and award the following relief:

•      An order both requiring Defendants to comply with the exclusivity provision and prohibiting Defendants from violating that provision, including enjoining defendants from:

•      Disclosing UbiquiTel’s confidential business information to any person or entity involved in operating or managing the operations of Nextel’s business in UbiquiTel’s Service Areas;

•      Using Nextel’s infrastructure, licenses, or network to provide Sprint PCS coverage in UbiquiTel’s Service Areas;

•      Using Nextel’s infrastructure, licenses, or network to sell Sprint PCS products and services in UbiquiTel’s Service Areas;

•      Using Sprint brands to sell wireless communications products and services in competition against UbiquiTel in UbiquiTel’s Service Areas; and

•      Owning, operating, building, or managing any wireless network using Nextel’s licenses in the 1900 MHz spectrum in UbiquiTel’s Service Areas.

•      In the alternative, a declaration that (i) Sprint or Sprint Nextel’s use in UbiquiTel’s Service Areas of Nextel’s infrastructure, licenses, or network to manage or operate for Sprint PCS, including selling Sprint PCS goods and services, will breach Section 2.3 of the Management Agreement; (ii) Sprint or Sprint Nextel’s use of Sprint brands to sell wireless communications products and services in competition against UbiquiTel in the Service Areas will breach Section 2.3 of the Management Agreement; and (iii) Sprint or Sprint Nextel’s owning, operating, building, or managing Nextel’s 1910-1915 MHz and 1990-1995 MHz spectrum in UbiquiTel’s Service Areas will breach Section 2.3 of the Management Agreement.

•      In the alternative, if Nextel’s tortious interference with the Management Agreement’s exclusivity provision or Sprint, Sprint PCS, and Nextel’s civil conspiracy succeed in injuring UbiquiTel before that tortious conduct is enjoined, then in addition to injunctive relief, UbiquiTel will seek reliance, compensatory, lost profit and any other damages potentially available at law for the injury caused by that tortious conduct; and

•      Such other and further relief as this Court may deem just and proper.

THE BAYARD FIRM

Kurt M. Heyman (# 3054)
Linda E. Beebe (# 4634)
222 Delaware Avenue, Suite 900
P.O. Box 25130
Wilmington, DE 19899
(302) 655-5000

Attorney for Plaintiffs UbiquiTel Inc. and
UbiquiTel Operating Company

OF COUNSEL:

KIRKLAND & ELLIS LLP
Emily Nicklin, P.C.
Barry Fields
Gabor Balassa
200 East Randolph Drive
Chicago IL 60601
(312) 861-2000

Dated: July 12, 2005